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                                                                     EXHIBIT 2

                       [JEFFERIES GROUP, INC. LETTERHEAD]


                                 MARCH 15, 1996


Dear Jefferies Group, Inc. Shareholder:

        Effective March 13, 1996, your Board of Directors voted to redeem the outstanding Rights originally issued to Stockholders of Record on May 23, 1988. Stockholders of Record on March 13, 1996 are entitled to receive a redemption payment of $.01 for each Right as more fully described below.

        As a holder of common stock, the Rights are attached to and represented by your common stock certificate. Each share of outstanding common stock possesses one Right. On or about March 25, 1996, the Company will send the $.01 per share payment for each Stockholder of Record on March 13, 1996. YOU DO NOT NEED TO TAKE ANY ACTION TO RECEIVE THIS PAYMENT.

        First Chicago Trust Company of New York ("First Chicago") is the Company's Rights Agent. If you have any questions about the redemption of your Rights, you may contact me at (310) 914-1300 or First Chicago at (201) 324-1644.


                                        On behalf of the Board of Directors,



                                        Jerry M. Gluck
                                        Secretary


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